Contract No.

Exhibit 4.24

[English translation]

ALPROSTADIL INJECTION

(PROSTAGLANDIN E1)

EXCLUSIVE DISTRIBUTION AGREEMENT

Party A	:	Jilin Yuhua Pharmaceutical Co., Ltd. (hereinafter referred to as “Party A”)

Address	:	No. 2069, Fuzhi Road, Jingyuetan Tourist Economic Development Zone, Changchun City

Legal Representative	:	Dong Hongbo

Party A	:	Liaoning Nuokang Medicines Co., Ltd. (hereinafter referred to as “Party B”)

Address	:	No. 219, Qingnian Street, Shenhe District, Shenyang City

Legal Representative	:	Xue Baizhong

I. Designation

1. In accordance with this Agreement, Party A hereby authorizes Party B as a sole agency for its product, namely alprostadil injection (prostaglandin E1)(hereinafter referred to as the “Agency Product”), in the territory of the People’s Republic of China (including the regions of Hong Kong, Macau, and Taiwan) (hereinafter referred to as the “Agency Sales District”) to be responsible for the purchase, marketing and sale of the product listed herein on the conditions and terms of this Agreement.

2. Within the term hereof, Party A shall not separately appoint any other agents or distributors in any manner or for any reasons to the Agency Sales District of Party B mentioned above, nor shall it sell the Agency Products set forth herein by itself in any manner or for any reasons.

II. Price of Agency Product and its Settlement Method

1. The price applicable to the sale of the Agency Product from Party A to Party B shall be as follows (See “Table 1”):

Table 1: Catalogue of the Agency Product and its Supply Price					Unit: Renminbi/piece
Common Name	Production Unit	Specifications for Packing	Unit	Retail Price	Supply price	Remark

Alprostadil injection	Party A				13 (including tax)

Contract No.

Note: In the event of any price adjustment of the Agency Products due to national policies or any change in the cost of the Agency Products manufactured by Party A, the supply price shall be separately confirmed by Party A and Party B through consultation.

2. Following the consultation of both parties, the deadline and method of settlement for the Agency Products shall be set as follows: Party B shall, upon receipt of the prepayment for products, take delivery of products from the warehouse designated by Party A with the presentation of the delivery notice issued by Party A. The specific details shall be determined by the Purchase Agreement entered into by both parties in each year.

III. Rights, Liabilities and Obligations of Party A

1. Within the term hereof, Party A shall provide Party B with all lawful documents and complete all formalities in relation to the distribution of the Agency Products.

2. Within the term hereof, Party A shall organize Party B to complete such matters as tendering, bidding and linking to websites in the Agency Sales District, and shall provide tender documents and information in a timely and accurate manner.

3. Within the term hereof, Party A shall have the right to receive an agency fee of RMB 16 million from Party B so as to authorize Party B as a sole agency in the Agency Sales District for a term of ten years. As such, Party A shall have no right to sub-transfer to any third party all or part of its rights or obligations under this Agreement unless with the written consent of Party B.

4. Within the term hereof, Party A shall provide Party B with qualified Agency Products hereunder in accordance with the provisions of this Agreement. If Party B discovers any damages to or losses of the Agency Products when taking delivery of the products, it shall, subject to confirmation by the parties, accept the actual number of products that have not been damaged or lost by giving its signature.

5. Within the term hereof, any pollution and shortage of or damage to the Agency Products resulting from a lack of strict management on storage and transportation of product in the course of sale, and any overstocking of the Agency Products due to mismanagement shall be borne by Party B after such Agency Products distributed by Party B are inspected, accepted and then sent to warehouses. Party A shall be liable for all damages in connection with the quality of the Agency Products in the course of sale, as well as any other losses suffered by Party B arising therefrom (including but not limited to direct and indirect economic losses). Party A shall offer replacement of products and bear any cost in relation thereto. In the event of any change in price of the Agency Products due to force majeure, the parties shall make adjustments to the supply price of the Agency Products through consultation, save for any delay in delivery of products or any other breaches of Party A occurred prior to force majeure.

6. Within the term hereof, Party A shall offer cooperation to Party B for all sale activities undertaken by the distributors designated by Party B in the Agency Sales District.

7. Within the term hereof, Party A shall not transfer the ownership of the Agency Products of their kind hereunder unless with the written consent of Party B.

Contract No.

8. Within the term hereof, Party B or its designated third party shall be entitled to use (without consideration) the intellectual property rights of Party A, including without limitation, trademarks (trade names, logos), patents, copyrights, and trade secrets, for its sale of the Agency Products in the Agency Sales District.

IV. Rights, Liabilities and Obligations of Party B

1. Given that both parties entered into an Alprostadil Injection (Prostaglandin E1) Exclusive Regional Distribution Agreement on December 28, 2008, Party B has already paid to Party A the amount of RMB 16 million as an agency fee pursuant to the Agreement mentioned above. As such, both parties agree that since the effective date of this Agreement, the aforesaid RMB 16 million will be automatically changed as the agency fee that shall be paid to Party A by Party B for its being appointed as a sole agency of the Agency Product in the Agency Sales District for a term of 10 years under this Agreement.

2. Within the term hereof, Party B shall submit to Party A a plan of products request pursuant to the sales and purchase agreement of each year, and Party A shall provide Party B with qualified Agency Products pursuant to the sales and purchase agreement of each year.

3. Within the term hereof, Party B shall be strictly prohibited from selling counterfeit and fake Agency Products, and shall take an initiative itself to protect the brand name and image of Party A.

4. Following the proper performance and expiry of this Agreement, Party B shall have the priority right to renew an exclusive regional distribution agreement with Party A for the sale of the Agency Product specified herein on the same conditions offered by others.

5. Party B shall provide Party A with the relevant valid documents (business license, drug operating permit, GSP certificate, organization code certificate, tax registration certificate, general taxpayers registration certificate, copies of the identity card of salespersons and letters of appointment of sub-agency companies).

6. Party B shall make its own investment for market development, and shall design and promote awareness tools, promotional items and materials relating to the Agency Product strictly according to national laws and regulations. Any marketing fee shall be undertaken by Party B.

7. Within the term hereof, Party B shall have the right to select and designate any distributor and marketing mode for the Agency Sales District in light of the specific sales of the Agency Products without the consent of Party A.

8. Within the term hereof, Party B shall not sell any agency product of third parties that is identical with that of Party A in the Agency Sales District.

V. Breaches of Party A and Party B and their Treatment

1. If, within the term hereof, Party A fails to provide Party B with the Agency Products pursuant to this Agreement due to its own faults or for other reasons such as any change in national policies, or approvals, or if the Agency Products are expressly prohibited by China for circulation, Party B shall have the right to opt for the termination of this Agreement and Party A shall refund to Party B any agency fee for the remaining term of this Agreement, or Party B shall, within 30 days after the occurrence of the above situation, negotiate with Party A to sign a separate supplemental agreement.

Contract No.

2. If, within the term hereof, Party A terminates or discharges this Agreement without authorization, or appoints any other agents or distributors for the Agency Product to the Agency Sales District of Party B in any manner or for any reasons, or sells the Agency Product hereunder by itself in any manner or for any reasons without the written consent of Party B, Party A shall refund to Party B any agency fee for the remaining term of this Agreement and shall indemnify Party B against all losses suffered by it arising therefrom. If Party B sells any agency product of third parties that is identical to that of Party A in the Agency Sales District without the written consent of Party A, Party B shall not have the right to require Party A to refund any agency fee for the remaining term of this Agreement and shall indemnify Party A against all losses suffered by it arising therefrom.

3. Where the Agency Products provided by Party A to Party B do not comply with national requirements, Party B shall have the right to demand for the return or replacement of such products. Party A shall make the replacement or refund any payment for the products and shall also bear all costs paid by Party B arising therefrom. In the event of any loss suffered by Party B, Party A shall indemnify Party B against all direct and indirect economic losses. If Party B refuses to accept any qualified Agency Products provided by Party A that meet the national requirements without causes, Party B shall indemnify Party A against all direct and indirect economic losses suffered by it arising therefrom.

4. If Party A delays in the delivery of products (for more than 5 days) or Party B delays in taking delivery of products from the warehouse designated by Party A (for more than 5 days), it shall pay to the other party a penalty which will be calculated at 0.5% of the total amount of the products on a daily basis.

VI. Delivery and Acceptance of Products, and Undertaking of Freight Charges

1. Party B shall be responsible for the transportation of products, and shall take delivery of products from the warehouse designated by Party A.

2. Each batch of the Agency Products delivered by Party A shall meet the specifications set out in “Table 1”. Upon delivery of each batch of the Agency Products, Party B shall immediately inspect the products so as to ascertain whether the products meet the requirements of sales agreement or this Agreement. In the event of any inconsistency, Party B shall, within 7 working days of the receipt of the Agency Products, serve a written notice to Party A to refuse the acceptance of the Agency Products that fail to meet the relevant requirements, or require Party A to make replacement thereof. Any costs arising therefrom shall be paid by Party A. The above notice shall specify which parts of the Agency Products are not in compliance with the specifications. Party A shall, within 7 days of the receipt of the written notice from Party B, take measures to withdraw or replace the products. Otherwise, the Agency Products that do not comply with the specifications will not be counted into the total quantity of products delivered.

3. If, in the normal course of sale, Party B discovers any shortage of or damage to the Agency Products in their original packing boxes, Party A shall, subject to confirmation of both parties, make up the same number of the Agency Products that are in shortage and damaged, and shall bear any transportation cost in connection therewith.

Contract No.

VII. Force Majeure and Disputes Resolution

1. If part of this Agreement cannot be performed due to any events of force majeure stipulated by laws, any liabilities arising from it shall be released. Where none of the provisions of this Agreement can be performed, this Agreement shall be terminated and no party shall be liable to it.

2. Any dispute or conflict arising out of this Agreement shall be resolved by the parties through friendly consultation. In the event that no agreement can be reached through consultation, either party can bring an action to the people’s court at the place where Party B is located.

3. This Agreement shall be governed by the laws of the People’s Republic of China.

VIII. Term of this Agreement

1. This Agreement shall become effective on the date when it is executed and sealed by the parties.

2. This Agreement shall have a term (of 10 years) from January 1, 2011 to December 31, 2020. If Party B does not request for the renewal of this Agreement in writing one month prior to the expiry hereof, this Agreement shall be automatically terminated.

IX. Training and Post-sales service

1. Without prejudice to the normal business operation of Party B, Party A shall regularly or from time to time supervise the business activities of Party B or its designated third parties.

2. Within the term hereof, Party A shall provide training courses on business operation for Party B or its designated third parties from time to time. Any training costs shall be borne by Party B. Within the term hereof, Party A shall continuously provide Party B or its designated third parties with guidance on marketing, services or technologies as required for business development, and shall provide Party B with the necessary assistance.

3. With regard to any Agency Products provided by Party A to Party B or its designated third parties, Party A shall offer quality assurance service strictly in accordance with the letter of quality assurance provided by Party A and the relevant national requirements.

X. Representations and Warranties

(1) By Party A:

1. Party A is an enterprise duly incorporated and validly existing under the laws of the People’s Republic of China, and shall have the authority to execute and the ability to perform this Agreement.

Contract No.

2. At the time of signing this Agreement, no courts, arbitral bodies, administrative or regulatory authorities have made any judgment, ruling, verdict or specific administrative act that has material adverse impacts on the performance by Party A of this Agreement.

3. The execution and performance of this Agreement shall not have conflicts with any agreement or other contracts or documents to which Party A is a party.

4. All internal authorization procedures required to be taken by Party A for the execution of this Agreement have been completed. The signatory of this Agreement is the legal representative or authorized representative of Party A. This Agreement shall be legally binding on Party A once it becomes effective.

(2) By Party B:

1. Party B is an enterprise duly incorporated and validly existing under the laws of the People’s Republic of China, and shall have the authority to execute and the ability to perform this Agreement.

2. At the time of signing this Agreement, no courts, arbitral bodies, administrative or regulatory authorities have made any judgment, ruling, verdict or specific administrative act that has material adverse impacts on the performance by Party B of this Agreement.

3. The execution and performance of this Agreement shall not have conflicts with any agreement or other contracts or documents to which Party B is a party.

4. All internal authorization procedures required to be taken by Party B for the execution of this Agreement have been completed. The signatory of this Agreement is the legal representative or authorized representative of Party B. This Agreement shall be legally binding on Party B once it becomes effective.

XI. Confidentiality

Party A and Party B undertake that they will keep in confidence any documents and materials of the other party that come to their knowledge and cannot be obtained from public channels during the discussion, execution and performance of this Agreement (including without limitation, trade secrets, company plan, operation activities, financial information, technical information, business information and other trade secrets, collectively referred to as the “Trade Secrets”). Without the consent of the party who originally provides such information and documents, the other party shall not divulge all or part of the Trade Secrets to any third parties, unless otherwise required by laws and regulations or otherwise agreed by the parties. The confidentiality period shall be for a term of 10 years from the discharge or termination of this Agreement.

XII. Miscellaneous

1. This Agreement is executed in two originals. Party A and Party B shall each keep one original.

2. This Agreement shall not be regarded as a basis for delivery of products. Party B shall sign a separate sales agreement for the purchase of products from Party A each time.

Contract No.

3. In the event of any inconsistencies between this Agreement and the Sales and Purchase Agreement entered into by the parties in each year, the Sales and Purchase Agreement of each year shall prevail.

The remainder of this page is intentionally left blank.

Contract No.

(This page is the signature page)

Party A	:	Jilin Yuhua Pharmaceutical Co., Ltd. [Chop affixed]

Signed by the legal representative or authorized representative: /s/ Dong Hongbo

Party B	:	Liaoning Nuokang Medicines Co., Ltd. [Chop affixed]

Signed by the legal representative or authorized representative: /s/ Xue Baizhong
Place: Shenyang, China